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                                                                  EXHIBIT 10.24


                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into this 5th day of August, 1999 by and between BIRCH TELECOM, INC., a Delaware corporation (the "Corporation"), and DAVID W. VRANICAR ("Employee").

         The Corporation and Employee entered into an Employment Agreement dated February 10, 1998 (the "Employment Agreement") which contains the terms and conditions of the Corporation's employment of the Employee. The Corporation and Employee now desire to amend certain provisions of the Employment Agreement. The Employment Agreement may be amended by the Corporation and Employee in accordance with section 9.8 of the Employment Agreement upon the mutual consent of the Corporation and Employee.

         NOW, THEREFORE, in consideration of the following promises and mutual covenants, and intending to be legally bound, the parties agree as follows:

         1. DEFINED TERMS. Except as otherwise specifically provided in this Amendment, the capitalized terms used in this Amendment and defined in the Employment Agreement shall have the same meanings as provided in the Employment Agreement.

         2. AMENDMENT OF SECTION 1.14. Section 1.14 of the Employment Agreement is amended by deleting the term "one-year period" and substituting "two-year period" in its place.

         3. AMENDMENT OF SUBSECTION 3.1(A). Subsection 3.1(a) of the Employment Agreement is amended by deleting the terms of that subsection in their entirety and substituting the following in their place, reading in their entirety as follows:

         The Employee will be paid a minimum base annual salary of $200,000 (the "Salary"), which will be payable in equal periodic installments according to the Company's customary payroll practices, but no less frequently than monthly. The Salary may be increased by the Compensation Committee or Board of Directors of the Company during the term of this Agreement, and when increased, such higher amount shall then be the minimum base annual salary under this Agreement. The Salary shall not be reduced below the highest minimum base annual salary fixed from time to time by the Compensation Committee or Board of Directors of the Company without the Employee's written consent. When increased or decreased in accordance with the terms of this Agreement, the new minimum base annual salary shall be deemed the Employee's "Salary" for all purposes of this Agreement.

         4. AMENDMENT OF SECTION 6.4. Section 6.4 of the Employment Agreement is amended by deleting the terms of that section in their entirety and substituting the following in their place, reading in their entirety as follows:


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         For purposes of Section 6.1, the term "Good Reason" shall mean (a) a substantial reduction in the Employee's duties or responsibilities, (b) any reduction in Employee's Salary, or (c) relocation of the Employee's primary workplace to a location that is greater than 35 miles from the Employee's current workplace, in each case which is not cured within 30 days following the Company's receipt of written notice from the Employee describing the event constituting Good Reason.

         5. AMENDMENT OF SUBSECTION 6.5(A). Subsection 6.5(a) of the Employment Agreement is amended by deleting the terms of that subsection in their entirety and substituting the following in their place, reading in their entirety as follows:

         If the Employee terminates this Agreement for Good Reason, or if the Company terminates this Agreement other than for Cause (but not because of the Disability or death of the Employee), or if the Company notifies the Employee in accordance with Section 2.2 that this Agreement will not be renewed as of an applicable expiration date, the Company will pay the Employee (i) the Employee's Salary for the remainder, if any, of the calendar month in which such termination is effective and for twenty-four consecutive calendar months thereafter, (ii) the amount of the Employee's targeted incentive compensation for the year during which the termination is effective (prorated for the period from the beginning of the year until the effective date of termination), and
         (iii) the sum of two times the amount of targeted incentive compensation for the year in which the termination was effective (such amount to be determined as if the Employee had been employed for the entire year and not be prorated as described in clause (ii) above), payable in equal monthly installments over the Post-Employment Period. Notwithstanding the preceding sentence, if the Employee obtains other employment prior to the end of the twenty-four months following the month in which the termination or expiration is effective, he must promptly give notice thereof to the Company, and the payments under this Agreement for any period after the Employee obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Employee from the Employee's other employment for services performed during such period.

         6. EFFECT OF AMENDMENT ON EMPLOYMENT AGREEMENT. All provisions of this Amendment shall be deemed to be incorporated in, and made part of, the Employment Agreement, and the Employment Agreement, as amended and supplemented by this Amendment, shall be read, taken, and construed as one and the same agreement. Other than as expressly set forth herein, this Amendment shall not constitute a consent or waiver to or modification of any term or condition of the Employment Agreement. Subject to the express modifications made by this Amendment, all terms, provisions, covenants, representations, warranties, agreements, and conditions contained in the Employment Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by a duly authorized officer and Employee has executed this Amendment, both as of the day and year first written above.


BIRCH TELECOM, INC.



By: /s/ David E. Scott                      /s/  David W. Vranicar
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    David E. Scott, President               David W. Vranicar






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